OAK HILL ADVISORS, L.P.,
ITS AFFILIATED INVESTMENT ADVISORS AND
OHA INVESTMENT CORPORATION
CODE OF ETHICS AND PERSONAL TRADING POLICY
Effective October 15, 2017
This Policy Applies to All Employees and Access Persons

GENERAL
This Code of Ethics and Personal Trading Policy (this “Policy”) has been adopted by Oak Hill Advisors, L.P. (the “Advisor”), its affiliated investment advisors (collectively, “OHA” or the “Firm”), and OHA Investment Corporation (“OHAI”), in compliance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and, in the case of the OHAI, Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”). OHA is OHAI’s investment advisor.
WHOM DOES THIS POLICY COVER?
This Policy applies to all Employees and Access Persons of OHA and OHAI (including the independent directors of OHAI, as defined herein). This Policy also applies to (i) any company or person in a “control” relationship to OHAI or the Advisor, and (ii) a director, officer or general partner of any principal underwriter engaged by OHAI (together with Employees and Access Persons, “Applicable Persons”). Please notify the Compliance Group promptly for specific guidance if it is believed either of the above situations apply.
For the purposes of this Policy, “Employees” includes employees, partners, directors and officers. “Access Persons” are persons who provide services to the Firm (including, but not limited to, certain consultants, advisors and temporary workers) that the Compliance Group may, from time to time, designate as such. “Immediate Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships. Upon request, the Compliance Group will determine, on a facts and circumstances basis, whether the presumption of “Beneficial Ownership” may be rebutted with respect to any immediate family member living in the same household.
All Applicable Persons are responsible for pre-approval and reporting requirements relating to their own brokerage accounts and securities as well as those of Immediate Family Members who live in their households and any direct or indirect pecuniary interests in personal investment holdings so designated by the Compliance Group. If an Employee or Access Person is aware of any other securities or brokerage accounts in which he or she may have or share a direct or indirect pecuniary interest, he or she must promptly report the situation to the Compliance Group.
Securities held and received in connection with directorships relating to OHA business activities must be reported to the Compliance Group.
Employees are required to report any violations of this Policy promptly to the Compliance Group.
CODE OF ETHICS
OHA is a registered investment advisor, and OHAI is a business development company. Accordingly:

▪
All Employees and Access Persons must comply with applicable provisions of the federal securities laws as well as other U.S. and applicable non-U.S. federal, state, and local laws, and with this Regulatory Compliance Program and with any other applicable Firm policy, including, without limitation, policies contained in the Firm’s Employee Handbook.

▪
All Employees and Access Persons must act with integrity, dignity, and in an ethical manner when dealing with Clients, investors, prospective Clients and investors, regulators, counterparties, colleagues, consultants, advisors and the general public.

▪
All Employees and Access Persons must adhere to applicable standards with respect to any potential conflicts of interest with Client accounts. No Employee or Access Person should ever enjoy a benefit at the expense of the account of any Client.

▪
All persons associated with OHA must preserve the confidentiality of information that they may obtain in the course of conducting business. Such information should be used properly and not in any way that would adversely affect the Clients’ or the Firm’s interests.

▪	All Employees and Access Persons must conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise their ability to deal objectively with the Firm’s Clients.

▪
All Employees and Access Persons must use due care and exercise professional judgment and discretion when conducting investment analysis, making investment recommendations, taking investment actions, handling Client assets and engaging in other professional activities.

▪	All Employees and Access Persons must operate, and encourage others to operate, in an ethical manner that will reflect favorably on themselves and the Firm.

▪	Al Employees and Access Persons must maintain and improve their professional competence and strive to maintain and improve the competence of other professionals.

▪	Under no circumstances are Employees or Access Persons permitted, in connection with any purchase or sale of a security “held or to be acquired” by a Client, in each case, directly or indirectly, to:

▪	Employ any device, scheme or artifice to defraud a client;

▪	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

▪	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

▪	Engage in any manipulative practice.

PERSONAL TRADING POLICY

A.	Pre-Clearance

1.	General
Subject to the exceptions identified below (Exceptions to Pre-Clearance Requirement), any Employee or Access Person seeking to place a personal securities transaction, including making gifts or donations, in a Reportable Security (as defined below) must obtain pre-approval through the Compliance Science system. The Compliance Science system is set up to mandate approvals from all required approvers. This includes one of the designated Partners and a member of the Compliance Group, and in the case of any Employee or Access Person in the United Kingdom, a London-based approver (each, an “Approval Person”). The Employee or Access Person will be notified by email upon approval. No Approval Person may approve his or her own transaction. OHA reserves the right to reject any proposed transaction that may have the appearance of improper conduct.
If an Employee or Access Person is aware of any actual or potential conflict of interest with respect to a proposed personal trade, whether or not such trade would be excepted from the pre-approval requirement under Section C below, he or she should disclose all relevant facts to the Compliance Group and obtain approval prior to trading.
“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act and 2(a)(36) of the 1940 Act and includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, futures with underlying assets that are “Reportable Securities”, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, but does not include:

▪	Direct obligations of the Government of the United States;

▪	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

▪	Shares issued by open-end funds (mutual funds), including money market funds.
In addition, Reportable Securities do not include

▪	Currency;

▪	Commodities, currencies, futures contracts and options on commodities or futures (except single-stock futures);

▪	Fixed insurance, endowment or annuities policies; and

▪	Pension plans.
Once pre-approval is granted to an Employee or Access Person, such person has until the end of the second business day following the date of approval to transact in that Reportable Security (Approval Date + 2 business days). If the Employee or Access Person wishes to transact in that Reportable Security after that time, he or she must obtain pre-approval again as described above. Even if an initial or subsequent trade authorization request with respect to a particular security is granted, there can be no assurance that a subsequent trade authorization request with respect to that security will also be granted, including for liquidating and covering transactions.
Upon pre-approval, the Employee or Access Person may trade a smaller amount than approved, but not a larger amount.
OHA reserves the right (i) to withdraw a previously-granted pre-clearance at any time and/or (ii) to require an Employee or Access Person to break an in-progress trade prior to settlement. Therefore, it is recommended that an Employee or Access Person who receives approval to trade a given security execute immediately. Each Employee or Access Person understands and agrees that none of OHA, any of its affiliates or OHAI shall have any liability to any Employee or Access Person for any delay in clearing, failing to clear, or withdrawing pre-clearance of a security trade.
No Employee or Access Person should ever disclose to a third party (e.g., a broker or co-trustee) that he or she has not obtained pre-clearance for trading in a security, because such a communication could give rise to the inference that OHA intends to trade in that security or is in possession of MNPI about that issuer.
No Employee or Access Person may trade in a security of an issuer that is on OHA’s Restricted List.

2.	Investments in a Limited Offering or Initial Public Offering (“IPO”)
No Employee or Access Person shall acquire, directly or indirectly, any Beneficial Ownership in any private placement or IPO without first obtaining approval of the Compliance Group through the Compliance Science system. Once pre-approval is granted with respect to a private placement, the Employee or Access Person has until the end of the thirtieth calendar day following the date of approval to transact in that Reportable Security (Approval Date + 30 calendar days).
If approved and transacted, the transaction itself must be separately reported in the Compliance Science system.
A private placement is a direct offering of securities to a limited number of sophisticated investors. Private placements are generally issued via a private placement memorandum. A private placement in an investment fund may be issued via a subscription agreement. An IPO is the first sale of a corporation’s common shares in the public marketplace. The Employee is responsible for determining that his or her participation is permitted under FINRA Rule 5130 (Restrictions on the Purchase and Sale of IPOs of Equity Securities) and Rule 5131 (New Issue Allocations and Distributions). An Employee or Access Person shall not submit a pre-clearance request for a private placement or IPO unless and until he or she has concluded the trade is permitted under the preceding sentence.
In order for an Employee or Access Person to invest in a private placement or IPO, the Compliance Group must conclude that (i) the transaction would not breach OHA’s fiduciary duty owed to Clients and (ii) no Client has any foreseeable interest in purchasing such security

3.	Employee Investments in Private Companies Not in Connection with a Limited Offering
Employees or Access Persons seeking to make or sell personal investments in private companies unaffiliated with the Firm (such as in a family member or friend’s restaurant or retail store) must obtain advance approval through the Compliance Science system.
In addition, the personal investment must satisfy the requirements of Firm’s policy on outside business activities.

B.	Exceptions to Pre-Clearance Requirement

1.	Upper Tier Interests in the Firm and its Affiliates
A limited partnership interest in the Firm or other “upper tier” affiliates, including investment advisory or general partner entities, may be exempt from both pre-clearance and transaction reporting obligations, only if the general partner and not the limited partner determines the amount and timing of such interests.

2.	Interests in OHA-Managed Funds
With regard to a fund that is sponsored or approved by OHA, all pre-clearance and transaction reporting obligations continue to apply. Solely with respect to the initial investment or subscription to the fund at the time of fund launch, pre-clearance is not required, but the trade itself must be reported.

1.	Other Exceptions
The pre-clearance restrictions for Reportable Securities noted above shall not apply to the transactions that fall under any one of the following categories, provided that Employees and Access Persons are nonetheless prohibited from engaging in transactions that violate the guiding principles of this Policy, and any reporting rules continue to apply:

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Purchases, sales or other transactions effected in any account over which an Employee or Access Person has no direct or indirect influence or control, such as transactions by a broker or an investment advisor outside the Firm who has been given, in writing, complete discretionary management over the account. The Compliance Group must evaluate and approve such exceptions if appropriate, on a case-by-case basis;

▪	Involuntary transactions, e.g., if the transaction was an involuntary forced sale out of a margin account;

▪	Purchases that are part of an automatic investment plan. Employees or Access Persons enrolled in such automatic investment plans (other than DRPs) should notify the Compliance Group;

▪
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

▪
Acquisitions or dispositions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

▪
Any investment grade fixed income securities transactions, or series of related transactions effected over a 30 calendar day period involving 500 units or less ($500,000 principal amount or less, or for assets denominated in euro or sterling, €500,000 or £500,000 or less, respectively), in the aggregate, if the Employee or Access Person has no prior knowledge of recent or imminent transactions in such securities by a Client, and any derivative (such as an option) thereon, provided that the derivative transaction shall be counted toward the limit;

▪
Any investment grade sovereign securities transactions, if the Employee or Access Person has no prior knowledge of recent or imminent transactions in such sovereign credit by a Client, and any derivative (such as an option) thereon;

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Purchases or sales in municipal or state bonds and any derivative (such as an option), if the Employee or Access Person has no prior knowledge of recent or imminent transactions in such municipal or state bonds by a Client, and any derivative thereon;

▪	The assignment of or exercise of an option at expiration;

▪
Any purchase or sale of any closed-end fund, unit investment trust, exchange-traded note or exchange-traded fund based on non-Reportable Securities (e.g., raw commodities) or based on an index or basket with 40 or more underlying securities, and any derivative (such as option) thereon, provided that the exception does not apply to any closed-end fund, unit investment trust, exchange-traded note or exchange-traded fund based on bank loan or high yield indices or baskets; and

▪
Any purchase or sale of any future or option on a securities index with 40 or more underlying securities, and any derivative (such as option) thereon, provided that the exception does not apply if the future or option is on bank loan indices or high yield indices.

For the avoidance of doubt, Employee or Access Person discretionary purchases or sales of closed-end funds, unit investment trusts, exchange-traded funds, futures or options based on bank loan or high yield indices or baskets must be pre-cleared.
Notwithstanding anything set out above, all discretionary purchases or sales of mutual funds, business development companies or closed-end funds advised by the Firm (e.g., OHA Investment Corporation) must be pre-cleared.
If approved and transacted, each transaction must be separately reported in the Compliance Science system.

C.	No Short-Term Trading or Trading Contemporaneously with OHA
Employees and Access Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of a Reportable Security within 30 calendar days, whether or not the security is also held by a Client, unless such security is otherwise exempt from the pre-clearance requirements or the Employee or Access Person receives prior written approval from the Compliance Group. For the avoidance of doubt, the exercise of options within 30 days of acquiring the option position does not breach the 30-day restriction.
Based on all information available at the time of the trade request, Employees and Access Persons are prohibited from trading a security within 5 business days before OHA trades in that security for a Client. Employees and Access Persons are prohibited from trading in a security for 5 business days after OHA trades in that security for a Client. Employees and Access Persons are prohibited from trading any security that is actively being considered by OHA for purchase or sale by a Client, or for which a buy or sell order is currently pending.
These prohibitions are designed to prohibit potential scalping, front running and piggybacking and to minimize the appearance that an Employee or Access Person is attempting to capitalize inappropriately on the market impact of trades in securities that may be held by a Client.

D.	Reporting Requirements
In order to provide OHA with information to enable it to determine with reasonable assurance any indications of scalping, front running, piggybacking, insider trading or the appearance of a conflict of interest with the trading for Clients, unless otherwise noted under Exceptions to Reporting Requirements, each Employee or Access Person shall submit the reports and forms described below to the Compliance Group showing all securities accounts, transactions and holdings in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.
Note that transactions in Reportable Securities excepted from the Firm’s pre-clearance requirements pursuant to Exceptions to Pre-Clearance Requirement above are nonetheless subject to reporting requirements.
Unless otherwise directed, all reports shall be submitted through the Compliance Science system.

1.	New Employee Securities Accounts and Holdings Reports
New Employees and Access Persons are required to report all of their personal securities accounts and holdings in Reportable Securities to the Compliance Group not later than 10 days of the commencement of their employment or their designation as Access Persons on the Initial Holdings Reports Form set out in Exhibit A hereto, or in such other manner as required by the Compliance Group. The report must be current as of a date not more than 45 days prior to the date the person becomes an Employee or Access Person.

2.	Annual Securities Accounts and Holdings Reports
Employees and Access Persons are required to provide the Compliance Group with a complete list of securities accounts and holdings in Reportable Securities on an annual basis, upon request by the Compliance Group. The report shall be current as of a date no earlier than 45 days prior to such reporting date, on the Compliance Science system.

3.	Quarterly Transaction Reports
Employees and Access Persons are required to disclose as soon as possible and in no event later than 30 days after the end of the calendar quarter the opening or closing of any brokerage accounts and any transactions in Reportable Securities (including private and publicly traded securities) entered into in such calendar quarter. Transactions may be disclosed on a duplicate brokerage account statement delivered to OHA, or through the Compliance Science system (for additional details, see Section I below entitled Copies of Duplicate Brokerage Account Statements).
Transactions in publicly traded securities not disclosed on a brokerage account statement (e.g., the exercise of a stock option) and transactions in privately held securities (e.g., private placement) shall be reported on the Compliance Science system manually or in such other manner as required by the Compliance Group.

Please note that with respect to the disclosure of securities accounts, Employees and Access Persons must disclose the names of all applicable securities accounts, even if there are no Reportable Securities held in the account at the time of disclosure (or as of the reporting date).

Employees and Access Persons are reminded that the reporting requirements apply also to securities and accounts of Immediate Family Members living in their household.

4.	Copies of Duplicate Brokerage Account Statements
In order to help reasonably ensure that duplicate brokerage account statements are received for all securities accounts in which an Employee or Access Person or their Immediate Family Member living in their household may transact in Reportable Securities, Employees and Access Persons are required to set up automatic electronic or postal delivery of brokerage account statements whenever possible. Employees and Access Persons may, if appropriate, use the Duplicate Brokerage Account Request Letter (“Brokerage Letter”), attached as Exhibit B hereto, promptly after the commencement of their employment and after opening any new brokerage account thereafter.

E.	Exceptions
On a case-by-case basis, the Compliance Group may permit exceptions from the pre-clearance and transaction reporting obligations for securities in an account over which the Employee or Access Person has no direct or indirect influence or control. For any such account, the Employee or Access Person undertakes not to instruct trading, whether directly or indirectly, and will immediately notify the Compliance Group should he/she believe that he/she (or any member of the immediate family living in the same household) has influenced a trade in such an account.
The opening and closing of the account itself is must be reported.
DIRECTORS OF OHAI

A.	Approval of Material Changes to Code of Ethics
The Board of Directors of OHAI, including a majority of directors who are not “interested persons” within the meaning of Section 2(a)(19) of the 1940 Act (i.e., “independent directors”), must approve any material changes to the Code of Ethics. Before approving any material change to the Code of Ethics, the Board of Directors must receive a certification from OHAI and OHA that each has adopted procedures reasonably necessary to prevent Employees and Access Persons from violating such Code of Ethics. The Board must approve material changes to the Code of Ethics no later than six months after adoption of the material change.

B.	Applicability of Reporting and Pre-Clearance to Directors
Notwithstanding anything to the contrary elsewhere in this Policy, Directors of OHAI that are independent directors are exempt from all reporting and pre-clearance requirements, provided that all Directors must pre-clear and report any transactions and holdings in (i) shares of OHAI and (ii) interests in any Reportable Security if the Director knew or, in the ordinary course of fulfilling his or her official duties as a Director of OHAI, should have known that during the 15-day period immediately before or after the director's transaction in a Reportable Security, OHAI purchased or sold the Reportable Security, or OHAI or the Advisor on behalf of OHAI considered purchasing or selling the Reportable Security.
Independent directors of OHAI that are required to pre-clear pursuant to the above paragraph should submit the OHAI Independent Director Pre-Clearance Form, attached as Exhibit C hereto, to the CCO of OHAI. After completing any transaction pursuant to the above paragraph, independent directors of OHAI should submit the OHAI Independent Director Transaction Report, attached as Exhibit D hereto, to the CCO of OHAI.

C.	Annual Report to the Board
The Chief Compliance Officer of OHAI shall prepare and the Board of Directors of OHAI shall consider, no less frequently than annually, a written report that (i) describes any issues under this Policy since the previous report including, but not limited to, information about material violations of this Policy and sanctions imposed in response to the material violations and (ii) certifies that OHAI and the Advisor have adopted procedures reasonably necessary to prevent Employees and Access Persons from violating the Policy.
RECORDS
The Firm shall maintain records in such a manner as to be available for appropriate examination by representatives of the SEC, subject to attorney-client privilege. A copy of this Policy and any other Code of Ethics which is, or at any time within the past six years has been, in effect shall be preserved in an easily accessible place.
A copy of each report made pursuant to this Policy by the Compliance Group or another Employee, including any information provided in lieu of reports, shall be preserved by the Firm for at least six years from the date the document was created or last altered (whichever is more recent), the first two years in an easily accessible place.
A list of all persons who are, or within the past six years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.
A record of any violation of this Policy, and of any action taken as a result of the violation, shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.
With respect to OHAI, a copy of each report required to be given to the board of directors of OHAI (as described under “Review,” below) shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.
The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any IPO by an Employee or Access Person for at least six years from the date the document was created or last altered (whichever is more recent), the first two years in an easily accessible place.
TRAINING
The Compliance Group conducts periodic training programs on this Policy. All persons who are invited are required to attend.
REVIEW
The Compliance Group shall review at least annually the provisions of this Policy, including upon any material change to the Firm’s business or operations and upon any other change in circumstances that may have a material impact upon this Policy.
QUESTIONS
Please direct any questions about this Policy to the Compliance Group.
CERTIFICATION
All Employees shall be required to certify upon commencement of their employment or upon becoming an Access Person that they have read and understand this Policy and that they agree to comply with it. In addition, all Employees and Access Persons shall be required to re-certify periodically (upon request) that they have read and understand this Policy and are in compliance with the current Policy.

EXHIBIT A
INITIAL & ANNUAL HOLDINGS REPORT – SECURITIES ACCOUNTS

Employee:
This information is current as of the latest calendar quarter-end or, if later, my start date (whether as an Employee or Access Person). Start date (if applicable): ___________________________
Name of Broker-Dealer or Bank	Account Title (as Shown on Statement)	Name on Account	Account Number	Can Account Hold Reportable Securities (Y/N)	Managed Account (Y/N)

Use additional sheets as necessary.
I certify that this form fully discloses all securities accounts (including 401(k) and IRA accounts) in which I or an immediate family member living in my household has a direct or indirect economic interest.

Signature	Date
INITIAL & ANNUAL HOLDINGS REPORT
PUBLICLY TRADED AND PRIVATELY HELD SECURITIES

Employee:
This information is current as of the latest calendar quarter-end or, if later, my start date (whether as an Employee or Access Person). Start date (if applicable): __________________
Security Name	Number of Shares	Principal Amount	Security Type	Ticker or CUSIP (if applicable)	Custodian (Bank or Broker-Dealer)

Use additional sheets as necessary.
I certify that this form fully discloses all Reportable Securities (which includes interests in LPs and LLCs) in which I or an immediate family member living in my household has a direct or indirect economic interest. This includes securities held by a broker-dealer, at my home, in a safe deposit box or by an issuer. For securities reflected in brokerage account statements, I have attached copies of holdings statements (in lieu of writing the positions directly in the chart).

Signature	Date
EXHIBIT B
DUPLICATE BROKERAGE ACCOUNT STATEMENT REQUEST LETTER

Date:
Brokerage Firm:
Address:

Re:    Account No(s).
Account Name(s)
Dear Sir or Madam,
Starting immediately and on a go-forward basis until instructed otherwise, please send duplicate brokerage account statements for the above named account(s) to:
Oak Hill Advisors, L.P.
Attn: Chief Compliance Officer
1114 Avenue of the Americas, 27th Floor
New York, New York 10036
If you have any questions or concerns, please contact the Chief Compliance Officer at (212) 326-1500. Thank you for your immediate attention to this matter.
Sincerely,

EXHIBIT C
OHAI INDEPENDENT DIRECTOR PRE-CLEARANCE FORM
**AN EXECUTED COPY OF THIS FORM MUST BE PROVIDED TO THE CCO OF OHAI**

TO: Chief Compliance Officer, OHAI	FROM: ______________________________

If you are seeking authorization to enter into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, or to amend a previously adopted plan, please check the following box, and attach the trading plan to this Form: □

If you are seeking authorization to execute a trade in your personal brokerage account (or in the brokerage account of an immediate family member living in your household), please complete the following:

Date of Trade Authorization Request: _________	Name of Security: ______________________
Type of Order (buy 500 shares, etc.): ___________________________	Name and Address of Beneficial Owner: ______________________________________

All Independent Directors must answer the following:

To your knowledge, do you possess material non-public information regarding the security or the issuer of the security?	Yes	No
To your knowledge, is there a blackout period in effect with respect to the security?	Yes	No
To your knowledge, in the fifteen (15) days before or after your proposed transaction, has OHAI purchased or sold the security, or considered purchasing or selling the security?	Yes	No
Have you, (or any of your immediate family members living in your household) purchased or sold the security (or equivalent securities) in the prior 30 calendar days?	Yes	No

Authorization, if granted, to trade in the requested security shall expire at the end of the second business day following the date of approval or upon notification that authorization to trade in this security is terminated. You may trade a smaller amount than approved, but trades exceeding approved amounts require separate approval.

TO BE COMPLETED BY CCO OF OHAI:

Has OHAI traded in the security within the five (5) business days prior to this trade request?		Yes	No
__________ Approval Date	Chief Compliance Officer, OHAI	______________ Expiration Date

EXHIBIT D
OHAI INDEPENDENT DIRECTOR TRANSACTION REPORT
**AN EXECUTED COPY OF THIS FORM MUST BE PROVIDED TO THE CCO OF OHAI**

TO: Chief Compliance Officer, OHAI	FROM: ______________________________
I hereby report the following trade in my personal brokerage account (or in the brokerage account of an immediate family member living in my household):

Date of Trade: _________	Title of Security: ______________________
Type of Order (purchase, sale, other acquisition or disposition): ___________________________	Number of Shares/Principal Amount: ______________________________________
Interest Rate/Maturity Date (if applicable): ___________________________	Price: __________________________
Name of Broker, Dealer or Bank: __________________________

Report submitted by:

__________________________
Signature

Date: ________________________

CODE OF ETHICS AND PERSONAL TRADING - 1 -